Consent of Independent Auditors





We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 8, 2001 with respect to the financial statements of American Centurion Life Assurance Company and to the use of our report dated March 23, 2001 with respect to the financial statements of American Centurion Variable Annuity Account 2 (comprised of subaccounts ISI, ICR, IMS, IIE, IMG, IGD, IAG, IGN, IIN, IVA, IIG, IVL, ILA, IPA, ISB, IWG, IEQ, IMD, ISC, IUS, IGR, IHI, IDI, IPD, IGI, IPG, IHY, IPH, INO and IPV), included in Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, No. 333-00519) and related Prospectus for the registration of the ACL Personal Portfolio Plus 2 and ACL Personal Portfolio(SM) Annuity Contracts to be offered by American Centurion Life Assurance Company.






/s/  Ernst & Young LLP
     Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001